September 3, 2024

BETTER CHOICE COMPANY

Better Choice Company Signs Definitive Agreement to Acquire SRx Health for Approximately $125 Million

Combined company will emerge as a leading global health and wellness company by providing products and solutions for families to make better choices

Combined company net revenue totaled approximately $95 million for the six months ended June 30, 2024[1]

Combined 2025 revenue and EBITDA expected to be approximately $270+ million, and $10+ million, respectively

8% of capital stock of Halo, Purely For Pets, Inc. will be distributed to Better Choice shareholders via dividend

SRx founders, management, board, and insiders to own 75%+ and Better Choice shareholders to own 15% of combined company at closing

TAMPA, Fla., Sept. 03, 2024 (GLOBE NEWSWIRE) -- Better Choice Company Inc. (NYSE American: BTTR) ("Better Choice" or the "Company"), a pet health and wellness company, today announced signing a definitive agreement to acquire SRx Health Solutions Inc. ('SRx Health'), a leading provider of innovative healthcare solutions, in an all-stock transaction for approximately $125 million.

SRx Health operates one of the largest specialty pharmacy networks in Canada with 35 specialty pharmacy locations, 40 specialty health/infusion clinics, 4 clinical trial sites and 2 wholesale distribution facilities[2]. SRx Health is only one of a few specialty pharma operators in Canada with a network that extends across Canada, making it one of the most accessible providers of specialty healthcare in the country. SRx Health in 2023 generated C$161.5 million in revenue and C$11.4 million in pro forma Adjusted EBITDA[3].

Better Choice will continue to operate its portfolio of established premium and super-premium pet products under the Halo brand. Upon closing, Better Choice will emerge as a leading global health and wellness company by providing products and solutions for families to make better choices. The combined entity will leverage operational synergies including infrastructure and distribution, as well as implement growth strategies across both entities to launch into new verticals and geographies.

Michael Young, Chairman of Better Choice, commented, "This is a transformational

acquisition for Better Choice. Adesh and his team at SRx Health have done an exceptional job of building their specialty pharmacy network in Canada from the ground up with steady revenue and cash flow growth year-over-year. Upon closing, there are immediate operational and growth synergies, estimated to be in excess of $1.7 million, that we plan to implement to accelerate growth of the combine company."

About the Proposed Transaction, Management and Organization

Under the terms of the arrangement agreement, each share of SRx Health common stock issued and outstanding will be converted into common stock (or shares of the Canadian surviving corporation that will be exchangeable into shares of common stock) of Better Choice. The exchange ratio for conversion of the SRx common stock into Better Choice common stock (or the exchangeable share equivalent) will be determined based on the 30-day volume weighed average price of the common stock of Better Choice subject to an aggregate share collar, with any resulting fractional shares to be rounded to the nearest whole share. At the effective time of the acquisition, securityholders of SRx Health will own approximately 85% of the combined company and securityholders of Better Choice will own approximately 15% of the combined company, on a fully diluted basis. As part of the transaction, Better Choice will spin-out 8% of the issued and outstanding capital stock of its subsidiary, Halo, Purely For Pets, Inc., to Better Choice stockholders immediately prior to the effective time of the transaction. The transaction has been approved by the Board of Directors of both companies. The closing of the transaction is subject to customary closing conditions, including the receipt of required stockholder approvals from SRx Health and Better Choice. The transaction is expected to close in the fourth quarter of 2024.

The combined company's Board of Directors following the consummation of the transaction will consist of five members including Adesh A. Vora, Pharm. D., as Chairman, Michael Young, Lionel Conacher, Kent Cunningham, and David White.

The combined company will be led by Adesh A. Vora, the founder, President, and CEO of SRx Health, as Chief Executive Officer of Better Choice. Mr. Vora brings over 24 years of pharmacy and healthcare experience to SRx and leads the company with both a deep knowledge of and passion for the Canadian healthcare system. Since SRx's inception in 2013, Adesh has successfully grown the company from just one specialty pharmacy into a national, comprehensive healthcare service provider. He proudly serves on the board of directors of the Neighbourhood Pharmacy Association of Canada, and as President of the board of Seva International Charitable Foundation. Adesh holds a Doctor of Pharmacy degree from the University of Illinois and has completed Alumni Programs at Harvard Business School and the Massachusetts Institute of Technology Sloan School of Management.

Dave Sohi, CA, CPA, CBV, currently CFO of SRx Health, will be appointed President of Better Choice. Kent Cunningham, current CEO of Better Choice, will be appointed as CEO of the Halo business unit. Nina Martinez will remain in her role as CFO of Better Choice.

Meister Seelig & Fein PLLC and Wildeboer Dellelce LLP are serving as legal counsel to Better Choice. ThinkEquity is serving as advisor to SRx. Dorsey & Whitney LLP and Borden Ladner Gervais LLP are serving as legal counsel to SRx Health.

Non-GAAP Measures

Pro Forma Adjusted EBITDA

We define Pro Forma Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operations. Adjusted EBITDA is determined by adding the following items to net (loss) income: interest expense, tax expense, depreciation and amortization, share-based compensation, gain on extinguishment of debt, loss on disposal of assets, transaction-related expenses, other non-recurring expenses, and pro-forma adjustments.

We present Adjusted EBITDA as it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. We believe that the disclosure of Adjusted EBITDA is useful to investors as this non-GAAP measure forms the basis of how our management team reviews and considers our operating results. By disclosing this non-GAAP measure, we believe that we create for investors a greater understanding of and an enhanced level of transparency into the means by which our management team operates our company. We also believe this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA does not represent cash flows from operations as defined by GAAP. Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net (loss) income, gross margin, and our other GAAP results.

The following table presents a reconciliation of net income (loss), the closest GAAP financial measure, to EBITDA and Pro Forma Adjusted EBITDA for the periods indicated (in thousands) in CAD, the entity's local reporting currency.

SRx Reconciliation of Net Loss to EBITDA and Pro Forma Adjusted EBITDA

	Twelve Months Ended September 30, 2023
Net loss	C$ (15,127)
Depreciation	3,901
Interest expense	2,789
Income tax expense	267
EBITDA	**(8,170)**
Transaction-related expenses (a)	5,156
Non-cash share-based compensation (b)	4,004
Non-cash prior year adjustments (c)	1,411
Non-cash Inventory adjustments (d)	553
Non-cash loss on debt refinancing	427
Other one-time expenses (e)	2,611
Pro Forma adjustments (f)	5,427
Adjusted EBITDA	**$ 11,419**

a) Includes costs related to the preparation of a proposed equity offering not completed including legal fees, compensation studies, prospectus preparation; one-time professional fees related to acquisitions, credit facilities, and nursing redundancies; and other acquisition-related costs including legal fees, closing costs, and PPA and tax advisory fees.
b) RSU issuance to employees
c) Includes adjustments for prior year balances such as write-offs of 2022 accounts receivables and bonus accrual, as well as capitalization of rent.
d) Inventory write-offs related to store closings
e) Includes single occurrence expenses related to system implementations, one-time consulting, UHN labs, McKesson automation, and non-recurring physician payments under clinical research.
f) Pro forma adjustments related to the acquisitions and pharmacies as if owned and operated since beginning of the year.

About Better Choice Company Inc.

Better Choice Company Inc. is a rapidly growing pet health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier, and longer lives. We take an alternative, nutrition-based approach to pet health relative to conventional dog and cat food offerings and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted pet health and wellness products and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet's health. We sell the majority of our dog food, cat food and treats under the Halo brand, which is focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

About SRX Health

SRx operates as a Canadian healthcare service provider specializing in the Specialty Pharmacy segment of the pharmaceutical industry. Distinguishing itself as a National Specialty Pharmacy provider, SRx concentrates on overseeing a patient's healthcare journey, spanning from acute pharmaceutical needs to chronic and rare disease management. This unique focus positions SRx to deliver a more holistic and integrated solution, catering to the requirements of both patients and key healthcare stakeholders. Our all-encompassing end-to-end offerings include wholesale/distribution facilities, patient support programs, infusion clinics, retail pharmacies, co-designed clinical programs, clinical trials, and diagnostic services.

Our strategic growth plan is forward-thinking and revolves around fostering increased collaboration with pharmaceutical manufacturers and prescribers. With a specific emphasis on the expanding market of chronic and rare diseases, we target specialty drugs associated with closed and limited distribution networks. The objective is to broaden their distribution and improve accessibility. Our overarching goal is to elevate our current presence from 34 to 100 specialty pharmacy locations across mid-sized population centers throughout Canada, thereby enhancing the scope of healthcare services and establishing new industry benchmarks. In the subsequent phase of SRx's evolution, we aim to extend our reach beyond the borders of Canada. Leveraging our comprehensive approach, we aspire to simplify healthcare on a global scale. For more information on SRx, please visit https://www.srxhealth.ca.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Kent Cunningham, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
T: 212-896-1254
Valter@KCSA.com

____

1) The consolidated interim financial statements of SRx Health were prepared in accordance with International Financial Reporting Standards (“IFRS”). The Company is in process of its conversion to GAAP and management is still analyzing the financial statement impact upon conversion.
2) The second warehouse in Western Canada is anticipated to be operational by the fourth quarter 2025.
3) Includes SRx Health consolidated financial statements for the year ended September 30, 2023, prepared in accordance with IFRS. Pro Forma Adjusted EBITDA is a non-GAAP measure. Reconciliation of Pro Forma Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, is set forth in the reconciliation table accompanying this release. Management is still analyzing the financial statement impact upon conversion from IFRS to GAAP.

BETTER CHOICE COMPANY

Source: Better Choice Company Inc.